[DESCRIPTION]     EXHIBIT 11
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                             EXHIBIT 11

STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
THE QUARTERS ENDED OCTOBER 31, 1997 AND 1996
(WHOLE DOLLARS EXCEPT PER SHARE DATA)

                                    October 31,        October 31,
                                      1997                 1996

Net Income (Loss) Applicable
 to Common stock                   $3,515,950          $2,236,041
                                    =========          ==========


Primary Earnings (Loss):
 Weighted average number of
 common shares outstanding         10,867,877          10,717,691

Common share equivalents arising
 from stock options                   186,682             233,490
                                   ----------          ----------
Weighted average number of
 common shares as adjusted         11,054,559          10,951,181
                                   ==========          ==========

Net Income (Loss) per common
 and common equivalent share       $     0.32           $    0.20
                                   ==========           ==========


Fully Diluted Earnings (Loss):
 Weighted average number of
 common shares outstanding         10,867,877          10,717,691

Common share equivalents arising
 from stock options                   199,095             233,769
                                   ----------          ----------
Weighted average number of
 Common shares as adjusted         11,066,972          10,951,460
                                   ==========          ==========

Net Income (Loss) per common
 and common equivalent share       $     0.32           $    0.20
                                   ==========           ==========

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